Exhibit 30(d)(xxii)

LEVEL TERM INSURANCE BENEFIT ON DEPENDENT CHILDREN

BENEFIT.--We will pay $___________________ under this Benefit if we receive due proof that a dependent child died (1)on or after ____________________________;
(2) before the term insurance provided by the Benefit on his or her life ends;
and (3) while this contract is in force with no premium in default past its days of grace. But our payment is subject to all the provisions of the Benefit and of the rest of this contract.

The phrase dependent child means the Insured's child, stepchild or legally adopted child who (1) has reached the 15th day of life; and (2) has not reached the first contract anniversary after his or her 25th birthday; and either (3) is named in the request for this rider, which is attached to and made a part of this contract; and on the date of the request has not reached his or her 18th birthday; or (4) is acquired by the Insured after the date of the request but before the child's 18th birthday.

The insurance on each dependent child's life will end on the earlier of: (1) the day before the first contract anniversary after the child's 25th birthday; and
(2) the day before the first contract anniversary after the Insured's 65th birthday.

BENEFIT PREMIUMS.--We grant this Benefit in consideration of: (1) payment now of an extra premium of $_______________ and (2) payment on and after ______________
of an extra ___________________ premium of $_________________. This latter amount will be added to, due at the same time as, and subject to the same conditions of payment and adjustment as the contract premiums due on and after that date.

Neither this Benefit nor the extra premium charged for it will change any loan or contract value which may be in this contract. But if the contract has a benefit for waiving premiums in the event of disability, that benefit will apply to the extra premium charged for this Benefit.

The premiums for this Benefit will stop on the earlier of the date of the
Insured's death and the first contract anniversary after the Insured's 65th birthday.

PAID-UP INSURANCE

PAID-UP INSURANCE ON DEPENDENT CHILDREN.--The Insured might die while this contract is in force with no premium in default past its days of grace. In this case, any term insurance provided by this Benefit on a dependent child's life will become paid-up term insurance. While this paid-up insurance is in effect, the contract will remain in force. The paid-up insurance will have cash values but no loan value.

If this Benefit becomes paid-up, it may be surrendered for its net cash value.
This will be the net value on the date of surrender of the paid-up insurance.
But, within 30 days after a contract anniversary, the net cash value will not be less than it was on that anniversary. To compute this net cash value, we use the
Commissioners 1980 Standard Ordinary Mortality Table. We use continuous functions based on age last birthday. We use an effective interest rate of 4% a year.

We will usually pay any cash value promptly. But we have the right to postpone paying it for up to six months. If we do so for more than 30 days, we will pay interest at the rate of 3% a year. If we are asked for the values which apply, we will furnish them.

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PLY 16--82
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CONVERSION OF INSURANCE ON DEPENDENT CHILDREN

RIGHT TO CONVERT.--If the insurance on a dependent child ends as we state in the last paragraph under Benefit above, that child may be able to obtain a new contract of life insurance on his or her life, in either this companv or The
Prudential Insurance Company of America. In any of these paragraphs, when we use the phrase the company we mean whichever of these companies may issue the new contract. It will not be necessary to prove that the child is insurable.

CONDITIONS.--The right to obtain a new contract is subject to all these conditions: (1) The insurance on the child must end while this contract is in force with no premium in default past its days of grace. (2) The amount of the new contract must meet the minimum as we describe under Contract Specifications.
(3) We must have a written application for the new contract at our Service
Office no later than the date the insurance on the child ends.

The new contract will not take effect unless the premium for it is paid while the child is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that the insurance under the new contract took effect on its contract date.

CONTRACT DATE.--The date of the new contract will be the day after the date the insurance on the dependent child ends.

CONTRACT SPECIFICATIONS.--The new contract will be in the standard rating class.
The company will set the issue age and the premiums for the new contract in accord with its regular rules in use on the date of the new contract.

We will endorse the new contract to show that the period we state in its
Incontestability provision will start on the date coverage of the child began under this Benefit. But if this contract was reinstated after the date the coverage began but before the date of the new contract, that period will start on the date of the most recent reinstatement. We will have the right to use the statements that were made to us as the basis for reinstatement to contest the new contract. The period during which we will have that right will be the period we state in the Incontestability provision of the new contract.

We will endorse the new contract to show that the period we state in its Suicide
Exclusion provision will start on the date coverage of the child began under this Benefit. The new contract may call for annual premiums. If the company agrees, the owner of the new contract will be able to have premiums fall due more often.

The contract may be either one of the following:

1. A contract like the one to which this Benefit is attached. Its face amount will be the amount asked for in the application. But it cannot be less than
$25,000 or more than five times the amount of insurance on the child's life under the Benefit.

2. A Life Paid Up at Age 85 plan (Life Paid Up at Age 65 plan if the issue age for the new contract is less than 15 years). In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount asked for in the application. But it cannot be less than $5,000 or more than five times the amount of insurance on the child's life under this
Benefit.

The new contract will not have Supplementary Benefits other than as we describe in this and in the next paragraph. If the company would include in other contracts like the new contract a benefit for waiving premiums in the event of disability, here is what the company will do. Even though this contract does not have that benefit on the life of that child, the company will put it in the new contract on his or her life. The benefit, if any, in the new contract will be the same one, with the same provisions, that the company puts in other contracts like it on its contract date. In this paragraph, when we use the phrase other contracts like it, we mean contracts the company would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

No premium will be waived under the new contract unless the disability started on or after its contract date. And no premium will be waived under a new contract unless it has a benefit for waiving premiums in the event of disability. This will be so even if premiums have been waived under this contract.

CHANGES.--If the insurance on a dependent child ends as we state in the last paragraph under Benefit above, that child may be able to obtain a new contract of life insurance other than in acccord with the requirements we state in this form. But this kind of change may be made only if the company consents and will be subject to conditions and charges that are then determined.

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MAXIMUM TOTAL AMOUNT OF INSURANCE ALLOWED BY LAW

A dependent child might die when his or her age is less than 14 years and six months. And there might be other life insurance, with us or other companies, payable on the child's life under a contract(s) that was issued and dated before the insurance for the child took effect under this Benefit. If so, the most we could pay under this Benefit for that death is the excess of (1) the maximum that is allowed to be paid in accord with the Table below, over (2) the amount of the insurance on the child's life under (all) the other contract(s). If the amount of insurance on the child's life under this Benefit is greater than that excess, we will reduce it by the difference, with appropriate adjustment of the premium as filed with the Superintendent of Insurance of New York.

If the insurance under this Benefit is more than we would be allowed to pay upon a dependent child's death, you may wish to have us reduce it to what we could pay, with appropriate adjustment of the premium as filed with the Superintendent of Insurance of New York. To do so, you must ask us in writing and in a form that meets our needs. You must also send the contract to us to be endorsed.

When we compute insurance under this or other contracts we will not include (1)
return premium benefits; (2) dividend additions; or (3) benefits that are paid only for death by accident.

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DEPENDENT CHILD'S AGE MAXIMUM AMOUNT ALLOWED

AT DEATH
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
Less than four years and $5,000 or, if more, 25% of the amount of life insurance in force on the life of the six months Insured on the date the insurance for the child takes effect under this Benefit.

Four years and six months $10,000 or, if more, 50% of the amount of the life insurance in force on the life of the or more, but less than Insured on the date the insurance for the child takes effect under this Benefit.
fourteen years and six months

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RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT

Signed for Company,

By /s/ [SPECIMEN]
Secretary

Date Attest
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PLY 16--82 Printed in U.S.A.
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MISCELLANEOUS PROVISIONS

BENEFICIARY.--The word beneficiary where we use it in this contract without qualification means the beneficiary for insurance payable upon the death of the
Insured.

Unless we endorse this contract to say otherwise, the beneficiary for insurance payable upon the death of a dependent child will be the Insured if living, otherwise the estate of the Insured.

The beneficiary for insurance payable upon the death of a dependent child may be changed. The request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service Office; this will be after the contract is sent to us to be endorsed, if we ask for it. Then any previous beneficiary's interest in such insurance will end as of the date of the request.
It will end then even if the child is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.
When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated.

REINSTATEMENT.--If this contract is reinstated, it will not include the insurance that we provide under this Benefit on the dependent children unless you give us any facts we need to satisfy us that each child who is to be insured on or within 15 days after the date of reinstatement is insurable for the
Benefit. If you do not give us the facts we need for any child, the Benefit may be reinstated if all the other conditions are met to reinstate the contract. But you must send the contract to us to be endorsed to show that the child is not insured under the Benefit.

CONTRACT VALUE OPTIONS.--If this contract has a Contract Value Options provision, it will apply only during the Insured's lifetime. Any extended or reduced paid-up insurance that may be described there is on the life of the
Insured only.

CONTRACT LOANS.--If this contract has a Loans provision, we will not consider any contract debt when we determine the amount payable, if any, at the death of a dependent child.

INCONTESTABILITY.--Except for non-payment of premium, we will not contest this
Benefit with respect to the insurance on any dependent child's life after it has been in force during the child's lifetime for two years from the date we show in the first sentence under Benefit above.

TERMINATION.--This Benefit will end on the earliest of:

1. the end of the last day of grace of a premium in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

2. the end of the day before the first contract anniversary after the Insured's
65th birthday;

3. the date the contract is surrendered under its Cash Value Option, if it has one, or the paid-up insurance, if any, under the Benefit is surrendered; and

4. the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period, we will cancel the
Benefit as of the date to which premiums are paid. Contract premiums due then and later will be reduced accordingly.

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